SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934




         Date of Report (Date of earliest event reported) July 22, 2004
                                                          -------------


                              SPEAR & JACKSON, INC.
       ------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         Nevada                      000-32013                  91-2037081
       ---------                  --------------              --------------
(State of other jurisdiction       (Commission               (IRS Employer
   or incorporation)                File Number)             Identification No.)


       6001 Park of Commerce Boulevard, Suite 2, Boca Raton, Florida 33487
          (Address of principal executive offices, including zip code)


       Registrant's telephone number, including area code: (561) 999-9011
                                                           ---------------


         2200 Corporate Boulevard, Suite 314, Boca Raton, Florida 33431 (Former name or former address, if changed since last report)


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ITEM 5.  OTHER EVENTS AND REQUIRED FD DISCLOSURE

Proposal to Acquire Operating Subsidiaries of Spear & Jackson, Inc.

         On July 22, 2004, the Company received a preliminary offer to purchase the Company's corporate subsidiaries, including Spear & Jackson plc and Bowers Group plc, from the Company's subsidiary management, including William Fletcher, the Company's Chief Financial Officer, a director and acting CEO and Chief Operating Officer. The proposed purchase (based on current exchange rates), which is for acquisition of the issued share capital of these subsidiaries, contemplates a cash purchase amount of approximately US$26,000,000, with the Company retaining existing cash and non-subsidiary real estate assets currently estimated to be approximately US$5,000,000. The proposal also contemplates forgiveness of existing inter-company receivables due from the parent. The offer is based on various assumptions including that the subsidiaries will be free of third party net debt and satisfactory resolution of certain pension issues as a result of changing pension legislation in the United Kingdom. The purchase price is based on minimum net assets of the subsidiaries of approximately $12,161,700 (based on current exchange rates) and subject to downward adjustment on the basis of the prospective purchaser's evaluation of the impact of such pension legislation.

         The Company will engage the services of an investment banking firm or similar organizations to assist in evaluating this proposal, as well as to consider any other proposals relevant to the Company and its subsidiaries. The Company will also require the evaluation and approval of its court-appointed Corporate Monitor as part of the approval process.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                   SPEAR & JACKSON, INC.



                                       By:      /s/ John R. Harrington, Jr.
                                                ------------------------------
                                                    John R. Harrington, Jr.
                                                    Chairman

DATED:  August 3, 2004